Exhibit 99.1

SenesTech Announces Third Quarter 2022 Financial Results

Product Sales up 57% year-over-year

PHOENIX, Ariz., November 14, 2022  SenesTech, Inc. (NASDAQ: SNES, “SenesTech” or the “Company”), (www.senestech.com) the rodent fertility control experts and inventors of the only EPA registered contraceptive for male and female rats, ContraPest®, today announced third quarter 2022 financial results, with products sales increasing 57% compared to the third quarter of the prior year.

“We continue to make progress in the deployment of ContraPest across a wide variety of industry verticals with particularly strong growth from our e-commerce platform,” commented Ken Siegel, SenesTech’s Chief Executive Officer. “In just the first few weeks of the fourth quarter, we have received new large-scale orders from municipalities, zoos and sanctuaries, and various agribusiness locations. These deployments, coupled with continued strong growth in our e-commerce platform, positions us well to end 2022 on a strong trajectory.”

Sales growth during the quarter was led by strong increases in the Company’s e-commerce platform, which made up more than 50% of the third quarter product sales, continued traction within zoos and animal sanctuaries, and the launch of the novel and patent pending Elevate Bait System™ with ContraPest (“Elevate”) as both new and existing customers add the system to their pest management programs. Sales, however, were impacted during the quarter by the outbreak of the avian influenza, or bird flu, which has impacted poultry operators across the U.S. and thus delayed expected deployments of Elevate with certain customers during the quarter. While the bird flu has impacted poultry farms, the Company has transitioned to other agribusinesses and recently deployed ContraPest in its first pork protein production facility.

The Company’s e-commerce platform continues to be a key driver of growth for SenesTech, with 173% year-over-year growth in product sales through the platform. The e-commerce growth is being driven by its marketing initiatives, including the award-winning “Operation Rat Race” campaign, which is driving consistent increases in traffic, as well as increased website functionality.

Elevate, the first product of its kind specifically designed to address rat problems in above-ground locations, launched late in the second quarter and is ideally suited for the agribusiness segment, where third quarter sales increased 27% compared to the third quarter of the prior year. The Company believes Elevate will help key agricultural customers better meet their needs of addressing roof rats that reside above ground, especially in the rafters of barns, granaries and storage and manufacturing facilities. The Elevate system, with its suspended bait station, is revolutionary within the pest control industry, which typically utilizes traditional bait boxes to deliver pesticides and other products. The system is designed to permit easy drop in and replacement of new 8-ounce bottles of ContraPest, reducing servicing time and cost.

Zoos and sanctuaries continued to be a strong contributor for ContraPest with sales growth increasing 32% compared to the third quarter of the prior year. Currently, ContraPest has been deployed in more than 122 such locations, including two of the top zoos in the U.S., with another “top ten” zoo expected in the fourth quarter of 2022.

Orkin recently released their Top 50 Rattiest Cities List, naming the cities with the highest number of new rodent treatments performed in the U.S. This list provides SenesTech with a fresh opportunity to market to municipalities named among the rattiest cities in the U.S. While municipal deployments have been sporadic during the year, the county of Santa Clara, California recently finished its independent study on the use of ContraPest with positive results and planned expansion of deployments in the coming quarters. As part of this, surrounding cities, including San Jose in the Bay Area, are expected to deploy ContraPest in the fourth quarter. Overall, California continues to lead geographically with nearly a third of all product sales occurring in the state driven by tailwinds from the recently implemented Ecosystems Protection Act of 2021, which bans the use of commonly used second-generation anticoagulant poisons under many circumstances.

The Company also separately announced the appointment of Joel Fruendt as Chief Executive Officer, replacing Ken Siegel, who will remain as an executive director on the board of directors and is expected to retire at the end of the year. Mr. Fruendt and Mr. Siegel will address interested parties on a conference call to discuss the quarter’s results and the transition, information below.

“I believe that SenesTech has developed an effective, sustainable, and earth-friendly tool for integrated pest management that focuses on fertility control as a method to reduce overall rodent populations. The industry is in need of an IPM tool which reduces reliance on lethal chemicals and offers a sustainable solution, and ContraPest is the answer,” said Mr. Fruendt.

Third Quarter 2022 Highlights

●	Revenue during Q3 2022 was approximately $250,000 compared to approximately $183,000 in Q3 2021, an increase of 36%. Product sales, which exclude grant revenue, were up 57%.

●	Gross profit during Q3 2022 was approximately $122,000 or 52% of total revenue, compared to approximately $77,000, or 48% of total revenue, in Q3 2021.

●	Net loss during Q3 2022 was $(2.6) million, compared with a net loss of $(2.3) million for Q3 2021.

●	Adjusted EBITDA loss, which is a non-GAAP measure of operating performance, for Q3 2022 was $(2.5) million compared to $(2.0) million in Q3 2021.

●	Cash at the end of September 2022 was approximately $2.8 million.

Use of Non-GAAP Measure

Adjusted EBITDA is a non-GAAP measure. However, this measure is not intended to be a substitute for those financial measures reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. Adjusted EBITDA may be calculated by us differently than other companies that disclose measures with the same or similar term. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

Conference Call Details

Date and Time: Monday, November 14, 2022, at 11:00 am ET

Call-in Information: Interested parties can access the conference call by dialing (844) 308-3351 or (412) 317-5407.

Live Webcast Information: Interested parties can access the conference call via a live Internet webcast, which is available in the Investor Relations section of the Company’s website at http://senestech.investorroom.com/.

Replay: A teleconference replay of the call will be available for seven days at (877) 344-7529 or (412) 317-0088, replay access code 9489792. A webcast replay will be available in the Investor Relations section of the Company’s website at http://senestech.investorroom.com/ for 90 days or https://app.webinar.net/rV0emGvy2oN.

About SenesTech

We are “The Pest Control Difference” for the 21st century. We are rodent fertility control specialists fueled by our passion to create a healthy environment by virtually eliminating rodent pest populations. We keep an inescapable truth in mind. Two rats and their descendants can be responsible for the birth of up to 15,000 pups after a year. We invented ContraPest, the only U.S. EPA registered contraceptive for male and female rats. ContraPest fits seamlessly into all integrated pest management programs, greatly improving the overall goal of effective rat management. We strive for clean cities, efficient businesses and happy households – with a product that was designed to be effective and sustainable without killing rats. At SenesTech, we don’t just eliminate rats. We make a better world.

For more information visit https://senestech.com/ and https://contrapeststore.com.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, among others, our belief that we continue to make progress in the deployment of ContraPest across a wide variety of industry verticals with particularly strong growth from our e-commerce platform; our belief that our deployments of ContraPest, coupled with continued strong growth in our e-commerce platform, positions us well to end 2022 on a strong trajectory; our belief that new and existing customers will add Elevate to their pest management programs; our belief that our e-commerce platform continues to be a key driver of growth for us; our belief that Elevate is ideally suited for the agribusiness segment; our belief that Elevate will help key agricultural customers better meet their needs of addressing roof rats that reside above ground, especially in the rafters of barns, granaries and storage and manufacturing facilities; our belief that the Elevate system is revolutionary within the pest control industry; our belief that Santa Clara, California has plans of expansion of ContraPest deployments in the coming quarters; our belief that surrounding cities, including San Jose in the Bay Area, are expected to deploy ContraPest in the fourth quarter; our belief that tailwinds from the recently implemented Ecosystems Protection Act of 2021 has driven product sales in California; and Mr. Freundt’s belief that SenesTech has developed an effective, sustainable, and earth-friendly tool for integrated pest management that focuses on fertility control as a method to reduce overall rodent populations and that the industry is in need of an IPM tool which reduces reliance on lethal chemicals and offers a sustainable solution, and ContraPest is the answer. Forward-looking statements may describe future expectations, plans, results or strategies and are often, but not always, made through the use of words such as “believe,” “may,” “future,” “plan,” “will,” “should,” “expect,” “anticipate,” “eventually,” “project,” “estimate,” “continuing,” “intend” and similar words or phrases. You are cautioned that such statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the impacts and implications of the COVID-19 pandemic, the successful commercialization of our products, market acceptance of our products, regulatory approval and regulation of our products and other factors and risks identified from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and our Registration Statement on Form S-1, filed with the SEC on October 24, 2022. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Except as required by law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACT:

Investors: Robert Blum, Joe Dorame, Joe Diaz, Lytham Partners, LLC,

602-889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc.,

928-779-4143

SENESTECH, INC.

BALANCE SHEETS

(In thousands, except shares and per share data)

	September 30,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Current assets:
Cash	$2,792	$9,326
Accounts receivable trade, net	89	77
Prepaid expenses	404	230
Inventory	952	1,001
Deposits	22	22
Total current assets	4,259	10,656

Right to use asset-operating leases	389	511
Property and equipment, net	322	334
Total assets	$4,970	$11,501

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$-	$32
Accounts payable	476	333
Accrued expenses	987	578
Preferred stock, $0.001 par value, 20,000 shares authorized, 12,213 and 0 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	-	-
Deferred Revenue	48	-
Total current liabilities	1,511	943

Operating lease liability	402	523
Total liabilities	1,913	1,466

Commitments and contingencies (See note 12)	-	-

Stockholders’ equity:
Common stock, $0.001 par value, 100,000,000 shares authorized, 12,212,950 and 12,207,283 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	12	12
Additional paid-in capital	123,100	122,531
Accumulated deficit	(120,055)	(112,508)
Total stockholders’ equity	3,057	10,035

Total liabilities and stockholders’ equity	$4,970	$11,501

The accompanying notes are an integral part of these financial statements.

SENESTECH, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except shares and per share data)

(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2022	2021	2022	2021

Grant revenue	-	24	-	24
Sales	$250	$159	$722	$407

Cost of sales	128	106	374	275
Gross profit	122	77	348	156

Operating expenses:
Research and development	452	514	1,399	1,424
Selling, general and administrative	2,289	1,816	6,473	5,173
Total operating expenses	2,741	2,330	7,872	6,597

Net operating loss	(2,619)	(2,253)	(7,524)	(6,441)

Other income (expense):
Interest income	1	2	4	5
Interest expense	-	(2)	(1)	(10)
Payroll Protection Program loan forgiveness	-	-	-	650
Other income	(28)	-	(26)	22
Total other income	(27)	-	(23)	667

Net loss and comprehensive loss	$(2,646)	$(2,253)	$(7,547)	$(5,774)

Weighted average common shares outstanding - basic and fully diluted	12,212,950	12,190,257	12,211,561	10,850,197

Net loss per common share - basic and fully diluted	$(0.22)	$(0.18)	$(0.62)	$(0.53)

The accompanying notes are an integral part of these financial statements.

SenesTech Inc.

Itemized Reconciliation Between Net Loss and Non-GAAP Adjusted EBITDA

For the Three And Nine Months Ended September 30, 2022 and 2021

(Unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(in thousands)	2022	2021	2022	2021
Net Loss (As Reported, GAAP)	$(2,646)	$(2,253)	$(7,547)	$(5,774)

Non-GAAP Adjustments:
Interest expense (income), net	(1)	-	(3)	5
Stock-based compensation	139	214	570	550
Paycheck Protection Program loan forgiveness	-	-	-	(650)
Reserve for future severance payments	-	-	-	(39)
(Gain) loss on sales of assets	(28)	-	(26)	(1)
Depreciation expense	35	78	148	229
Total of non-GAAP adjustments	145	292	689	94

Adjusted EBITDA Loss (Non-GAAP)	$(2,501)	$(1,961)	$(6,858)	$(5,680)